Exhibit 2.1

                                                                  EXECUTION COPY

                   FIRST AMENDMENT TO SHARE EXCHANGE AGREEMENT

     This FIRST AMENDMENT to the SHARE EXCHANGE AGREEMENT (this "AMENDMENT") is made and entered into as of this 25th day of March, 2011, by and among NETFONE INC., a publicly held Nevada corporation ("Netfone"), ORANGE CAPITAL CORP., a British Columbia Company ("ORANGE") and ITP OIL & GAS INTERNATIONAL S.A., a privately held corporation existing under the laws of Luxembourg ("ITP-LUX" and collectively with Netfone and Orange, referred to as the "PARTIES", each a "PARTY").

                                   WITNESSETH:

     WHEREAS, the Parties entered into that certain Share Exchange Agreement dated as of December 22, 2010 (the "SEA"), pursuant to which, among other things, Netfone has agreed to acquire from ITP-Lux 100% of the issued and outstanding shares of capital of ITP Impianti e Tecnologie di Processo S.p.A., a corporation existing under the laws of Italy ("ITP"), in exchange for Netfone issuing to ITP-Lux 34,000,000 shares of Netfone's common stock par value of $0.001 (the "COMMON STOCK") representing 94% of Netfone's common stock (hereinafter, the "SHARES").

     WHEREAS, pursuant to the terms of the SEA, Netfone agreed to complete a reverse stock split of its issued and outstanding Common Stock shares at a ratio of one new share for every 2.4 old shares and increase the number of authorized shares of Common Stock from 100,000,000 shares to 1,000,000,000 shares of Common Stock.

     WHEREAS, the Parties agree that certain amendments to the SEA and to the Schedules to the SEA are necessary or desirable and wish, therefore, to enter into this Amendment to reflect such amendments to the SEA and to the schedules to the SEA;

     NOW, THEREFORE, in consideration of the foregoing and of the premises, mutual covenants, representations, warranties and agreements contained in the SEA, and pursuant to Section 11.3 of the SEA, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     Section 1.01 CAPITALIZED TERMS. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the SEA.

                                   ARTICLE II
                                AMENDMENTS TO SEA

     Section 2.01 DEFINITIONS. Section 1.1(d) of the SEA is hereby amended and restated in its entirety to read as follows:

     "(d) "CLOSING DATE" means such date no earlier than April 15th, 2011 and no later than April 30th, 2011;"

     Section 2.02 REORGANIZATION. Section 4.3 of the SEA is hereby amended and restated in its entirety to read as follows:

     "4.3 REORGANIZATION. Prior to or concurrent with the Closing, Netfone will conduct a reorganization of its share capital whereby it will carry out a reverse stock split on approximately a 1 for 2.4 basis, will decrease its authorized capital to 41,666,667 common shares and to 8,333,333 preferred shares, will reduce its restricted shares of common stock to 3,266,667 and then cancel approximately 3,166,667 restricted common shares in the capital of Netfone and perform such other actions and do such other things as necessary to carry out the transactions contemplated under this Agreement and will concurrently carry out a name change from "Netfone Inc." to "ITP Energy Corporation"."

     Section 2.03 CONDITIONS PRECEDENT TO CLOSING BY ITP-LUX. Section 6.2(i) of the SEA is hereby amended and restated in its entirety to read as follows:

     "(i) Amendment to Certificate of Incorporation. Prior to or concurrent with the Closing, Netfone shall have filed an amendment to its certificate of incorporation whereby it will carry out a reverse stock split on an approximately 1 for 2.4 basis, will decrease its authorized capital to 41,666,667 common shares and to 8,333,333 preferred shares, will cancel all but 100,000 post reverse stock split restricted common shares in the capital of Netfone and perform such other actions and do such other things as set forth on Schedule 11 hereto, and will carry out a name change from "Netfone Inc." to "ITP Energy Corporation"."

     Section 2.04 EXCLUSIVITY. The date of expiration of the exclusivity obligation contained in Section 7.4 of the SEA is amended to read "April 30, 2011".

     Section 2.05 TERMINATION. The termination date contained in Section 9.1(d) of the SEA is amended to read "April 30, 2011".

     Section 2.06 SCHEDULE 11. Schedule 11 to the SEA is amended and restated in its entirety in the form attached hereto as Schedule 11.

                                   ARTICLE III
                                  MISCELLANEOUS

     Section 3.01 REFERENCES. All references in the SEA to "Agreement," "herein," "hereof," or terms of like import referring to the Agreement or any portion thereof are hereby amended to refer to the SEA as amended by this Amendment.

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
     Section 3.02 EFFECT OF AMENDMENT. Except as and to the extent expressly modified by this Amendment, the SEA (including all schedules and exhibits thereto) shall remain in full force and effect in all respects, and the parties hereto hereby reaffirm and approve the SEA as amended by this Amendment.

     Section 3.03 EXECUTION IN COUNTERPARTS. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier or in electronic form shall be effective as delivery of a manually executed counterpart of this Amendment.

     Section 3.04 GOVERNING LAW; JURISDICTION. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed therein and the courts thereof will have nonexclusive jurisdiction over any disputes relating hereto.



                            [Signature Page Follows]


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
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed and delivered by their respective duly authorized officers as of the date first above written.

                                    NETFONE INC.


                                    By: /s/ Charles El Moussa
                                       -------------------------------------
                                    Name:  Charles El Moussa
                                    Title: President

                                    ITP OIL & GAS INTERNATIONAL S.A.


                                    By: /s/ Manfred Mazziotti
                                       -------------------------------------
                                    Name:  Manfred Mazziotti
                                    Title: Attorney in Fact

                                    ORANGE CAPITAL CORP.


                                    By: /s/  Hani Zabaneh
                                       -------------------------------------
                                    Name:  Hani Zabaneh
                                    Title:




         [Signature page to First Amendment to Stock Exchange Agreement]


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